Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333-259105, 333-268688, 333-279133 and 333-284135) and Form S-1MEF (File No. 333-284997) of our report dated March 27, 2026 relating to the financial statements, which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

Santa Rosa, California

March 27, 2026